Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice-President
Office: (503) 257-8766, Ext. 279
Fax: (503) 251-5473 / E-mail: dantierney@trm.com

TRM Corporation Reports Record Year 2004 Earnings

PORTLAND, Oregon, March 30, 2005 — TRM Corporation (NASDAQ: TRMM) today reported financial results for the quarter and year ended December 31, 2004.

TRM reported record sales of $126.0 million and record income from continuing operations of $8.3 million for the fiscal year ended December 31, 2004 from the previous highs set in 2003 of $94.8 million and $6.2 million respectively.

	Full Year	Full Year
($ millions)	2004	2003	% Change	Q4 2004	Q4 2003	% Change

Sales	126.0	94.8	32.9%	42.3	24.9	69.5%
Discounts	33.4	16.6	100.8%	15.7	4.5	249.9%
Net Sales	92.6	78.2	18.5%	26.6	20.5	30.1%
Cost of Sales	50.2	43.6	15.1%	15.1	10.4	45.6%
Gross Profit	42.4	34.6	22.7%	11.5	10.1	14.2%
SG&A	28.6	23.8	20.1%	9.6	6.5	47.1%
Operating Income	13.7	10.1	35.8%	2.0	3.5	-43.3%
Income from continuing operations	8.3	6.2	35.0%	0.7	2.3	-68.4%
Loss from discontinued operations	-0.4	-0.7	42.5%	-0.2	-0.3	-35.7%
Net income	7.9	5.5	45.3%	.5	2.0	-73.4%
Diluted earnings per share	$0.56	$0.45	24.4%	$0.02	$0.18	-88.9%
EBITDA	24.5	18.8	29.8%	5.8	5.3	11.5%

Gross Margin (% net sales)	45.8%	44.2%		43.3%	49.3%
Operating Margin (% net sales)	14.8%	12.9%		7.4%	16.9%
EBITDA Margin (% net sales)	26.4%	24.0%		21.8%	25.5%

Fiscal 2004 compared to Fiscal 2003

For fiscal 2004, consolidated net sales were $92.6 million, a $14.4 million or 18.5% increase, compared to $78.2 million in 2003. The increase in net sales reflects ATM unit acquisitions made during the year including the acquisition of the eFunds ATM network, strong organic ATM growth generating over 1,000 net new ATM locations, higher ATM and photocopier transaction pricing and a positive impact from currency exchange fluctuations.

Cost of sales during 2004 was $50.2 million; up 15.1% from $43.6 million in 2003 reflecting an 80% increase in ATM sales and the negative impact from currency exchange fluctuations. Gross profit was $42.4 million, up 22.7% from $34.6 million in 2003.

Sales, General and Administrative (SG&A) expenses were $28.6 million, a $4.8 million or 20.1% increase, compared to $23.8 million in 2003. The increase in these expenses reflects higher depreciation and amortization expense, stock offering and acquisition related expenses, including transition costs relating to the eFunds ATM networks we acquired and a negative impact from currency exchange fluctuations.

Operating income increased $3.6 million or 35.8%, to $13.7 million in fiscal 2004 as compared to $10.1 million for the same period in 2003, reflecting the growth of the ATM business as well as improved operating efficiency in the photocopy business.

Earnings before interest, taxes, depreciation and amortization (See Attachment 3: Reconciliation of EBITDA to Net Income), or EBITDA, was $24.5 million in fiscal 2004 compared to $18.8 million for the prior year period, an increase of $5.7 million or 30.4%.

Income from continuing operations increased 35.0% to $8.3 million, compared to income of $6.2 million in fiscal 2003. Income available to common shareholders was $0.56 per diluted share in fiscal 2004 compared to $0.45 per diluted share in 2003.

Q4 2004 compared to Q4 2003

During Q4 2004, consolidated net sales were $26.6 million, a $6.2 million or 30.1%, increase compared to $20.5 million for the prior year period. The increase in net sales reflects the addition of approximately 15,700 ATM’s resulting from the acquisition of the eFunds ATM networks leading to approximately 200% more transactions during the quarter.

Cost of sales during Q4 2004 was $15.1 million, up 45.6% from $10.4 million in Q4 2003 a result of a 70% increase in sales for the quarter. Gross profit increased 14.2% to $11.5 million from $10.1 million last year driven by higher net sales.

SG&A expenses were $9.6 million, a $3.1 million or 47.1% increase, compared to $6.5 million in Q4 2003. The increase reflects transition expenses related to the eFunds acquisition, as well as higher depreciation and amortization and interest as outlined below.

EBITDA was $5.8 million in Q4 2004 as compared to $5.2 million for the prior year period, an increase of $0.6 million or 11.5% (See Attachment 3: Reconciliation of EBITDA to Net Income).

In Q4 2004, income from continuing operations decreased $1.6 million, from $2.3 million in Q4 2003. Income available to common shareholders was $0.02 per diluted share in Q4 2004 compared to $0.18 in Q4 2003.

On November 19, 2004 we acquired the ATM business of eFunds Corporation in the United States and Canada for $150 million cash (excluding fees, expenses and similar items) significantly increasing TRM’s ATM networks in both countries. In connection with the transaction, TRM entered into a five-year agreement pursuant to which eFunds provides ongoing ATM management services (MSA) for the acquired networks. During the fourth quarter we incurred certain non-recurring expenses of approximately $2.0 million associated with closing the transaction, implementation of the MSA and transition of the eFunds ATM networks. This $2.0 million is comprised of approximately $1.4 million in SG&A expenses related to staff reductions and non-capitalized closing costs along with approximately $0.6 million in operational expenses associated primarily with armored car transition and vault cash replacement. Subsequent to year-end, and reflecting progress with integration, approximately $2.6 million in yearly overhead reduction was implemented, with remaining reductions pending in the amount of $1.0 million. Additional recurring expenses that occurred in Q4 2004 and were significantly higher than Q3 2004 included accelerated amortization of approximately $1.0 million related to the eFunds acquisition and $0.9 million in additional interest expense which was primarily related to the $120 million loan utilized to fund the eFunds ATM networks acquisition (interest rate of 6.4% in Q4 2004).

SEGMENT HIGHLIGHTS

ATM

	Full Year	Full Year
($ millions)	2004	2003	% Change	Q4 2004	Q4 2003	% Change

Sales	74.9	41.6	80.2%	30.5	11.0	177.3%
Discounts	24.4	7.1	243.7%	13.7	2.0	585.0%
Net Sales	50.5	34.5	46.4%	16.8	9.0	86.7%
Gross Profit	23.0	16.1	43.2%	7.9	4.6	71.7%
Operating Income	7.5	4.8	56.1%	2.4	1.6	50.0%
Gross Margin (% net sales)	45.6%	46.7%		47.0%		51.1%
Operating Margin (% net sales)	14.9%	13.9%		14.3%		17.8%

ATM Sales Drivers:
Total units (period ending)	21,261	3,416	522.4%
Total withdrawals (millions)	26.7	15.3	74.5%	11.8	4.0	195.0%
Ave. monthly withdrawals per unit	359	393	-1.5%	348	387	-10.1%
Ave. sales per withdrawal	$2.76	$2.55	8.2%	$2.63	2.65	$-1.0%
Ave. monthly sales per unit	$1,071	$1,000	7.1%	$923	1027	$-10.1%

For the full year ended December 31, 2004, ATM operations produced net sales of $50.5 million, an increase of $16.0 million or 46.4%, as compared to the same period in 2003. The increase in net sales reflects ATM unit acquisitions made during the year including the acquisition of the eFunds ATM portfolio and strong organic ATM growth. Full year 2004 ATM gross profit increased $6.9 million or 43.2%, to $23.0 million. Operating income increased $2.7 million or 56.1%, to $7.5 million.

During Q4 2004, ATM net sales reached $16.8 million, an increase of $7.8 million or 86.7%, as compared to the same period in 2003. The increase in net sales reflects strong organic ATM growth, and significantly more ATM units overall, which led to approximately a 200% increase in the number of transactions during the quarter. Q4 2004 ATM gross profit increased $3.3 million or 71.7%, to $7.9 million and operating income increased $0.8 million or 50.0%, to $2.4 million.

PHOTOCOPY

	Full Year	Full Year
($ millions)	2004	2003	% Change	Q4 2004	Q4 2003	% Change

Total Sales	51.1	53.3	-4.0	% 11.8	13.9	-15.1%
Discounts	8.9	9.5	-6.0	% 2.0	2.5	-20.0%
Net Sales	42.2	43.7	-3.5	% 9.8	11.4	-14.0%
Gross Profit	19.4	18.5	5.0%	3.6	5.5	-34.5%
Operating Income	8.1	5.3	52.0%	0.4	1.9	-78.9%
Gross Margin (% net sales)	46.0%	42.3%		36.7%	48.2%
Operating Margin (% net sales)	19.1%	12.1%		4.1%	16.7%

Photocopy Sales Drivers:
Total units (period ending)	24,484	26,317	-7.0%
Total photocopies (millions)	609.3	859.5	-29.1%	141.5	198.3	-28.6%
Average monthly copies per unit	2,012	2,615	-23.1%	1,921	2,495	-23.0%
Sales per copy	$0.08	$0.06	33.3%	$0.08	$0.07	14.3%
Average monthly sales per unit	$169	$162	4.3%	$161	$175	-8.0%

For the full year ended December 31, 2004, photocopier operations produced net sales of $42.2 million, a decrease of $1.6 million or 3.6%, as compared to the same period in 2003. Full year 2004 photocopier gross profit increased $0.9 million or 5.0%, to $19.4 million and operating income increased $2.8 million or 52.0%, to $8.1 million. The increase in operating income reflects similar year over year net sales results but a significantly lower cost of sales, related to a 30% decrease in number of copies.

Photocopier net sales were $9.8 million during Q4 2004, down $1.6 million or 14.0%, as compared to the same period in 2003. The decrease in net sales for Q4 2004 reflects a reduction in deployed units and lower transaction volumes (partially offset by higher copy pricing). Q4 2004 photocopier gross profit decreased $1.9 million or 34.5%, to $3.6 million and operating income decreased $1.5 million to $0.4 million. The decline in operating income was primarily the result of $0.7 million in year-end 2004 employee performance bonuses paid out to our service technicians.

Balance Sheet:

The Company’s long-term debt, consisting of commercial loans and capital leases, increased from $9.8 million at December 31, 2003 to $121.8 million at December 31, 2004. This increase in debt is a result of a $120 million term loan related to the eFunds acquisition.

Shareholders’ equity at December 31, 2004 increased by $62.8 million to $111.7 million or 128.6%, as compared to $48.9 million for the prior year, due in large part to completion of a common stock offering that closed in September 2004.

Preferred Dividends:

We accrued $1.33 million of Series A preferred stock dividends during fiscal 2004. On March 5, 2005, we announced that all of our preferred shares had converted into common shares in accordance with the terms of the preferred shares. As a result beginning in Q2 2005, no additional preferred dividends will be paid.

Forward Looking Statements:

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth. Additional information on these factors, which could affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

-Attachments 1, 2 and 3 follow-

Attachment 1

TRM Corporation
Consolidated Results of Operations
(in thousands, except per share data)
(unaudited)

	Year Ended		Three Months Ended
	12/31/03	12/31/04	12/31/03	12/31/04
Sales	$94,822	$126,027	$24,945	$42,290
Sales discounts	16,625	33,385	4,477	15,663

Net sales	78,197	92,642	20,468	26,627
Cost of sales	43,627	50,212	10,369	15,095

Gross profit	34,570	42,430	10,099	11,532
Selling, general and administrative expense	23,828	28,625	6,504	9,569
Asset retirements	626	68	130	0

Operating income	10,116	13,737	3,465	1,963

Other expense:
Interest	1,030	1,727	233	1,092
Other, net	(133)	(267)	(45)	(223)

Income from continuing operations before provision for income taxes	9,219	12,277	3,277	1,094
Provision for income taxes	3,034	3,930	931	353

Income from continuing operations	6,185	8,347	2,346	741
Loss from discontinued operations	(729)	(419)	(311)	(200)

Net income	$5,456	$7,928	$2,035	$541

BASIC AND DILUTED PER SHARE INFORMATION:

Income from continuing operations	$6,185	$8,347	$2,346	$741
Preferred stock dividends	(1,500)	(1,329)	(375)	(220)
Income allocated to Series A preferred shareholders	(629)	(920)	(264)	(18)
Excess of cash paid over book value of preferred stock redeemed	0	(48)	0	(2)

Income from continuing operations available to common shareholders	$4,056	$6,050	$1,707	$501

Weighted average common shares outstanding	7,060	9,221	7,060	13,108

Basic income (loss) per share:
From continuing operations	$0.57	$0.66	$0.24	$0.04
From discontinued operations	(0.10)	(0.05)	(0.04)	(0.02)

Net income	$0.47	$0.61	$0.20	$0.02

Weighted average common shares assuming dilution	7,361	10,067	7,806	14,117

Diluted income (loss) per share:
From continuing operations	$0.55	$0.60	$0.22	$0.03
From discontinued operations	(0.10)	(0.04)	(0.04)	(0.01)

Net income	$0.45	$0.56	$0.18	$0.02

Attachment 2

TRM Corporation
Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31,	December 31,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$5,724	$5,576
Accounts receivable, net	6,134	12,251
Income taxes receivable	0	115
Inventories	1,567	7,319
Prepaid expenses and other	1,405	5,011
Deferred tax asset	423	58

Total current assets	15,253	30,330

Equipment, less accumulated depreciation	63,991	72,265
Restricted cash — TRM Inventory Funding Trust	28,939	75,547
Deferred tax asset	2,767	0
Goodwill	0	118,444
Other intangible assets, less accumulated amortization	72	51,241
Other assets	1,253	9,473

Total assets	$112,275	$357,300

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,367	$18,234
Accrued expenses	6,429	8,891
Accrued expenses — TRM Inventory Funding Trust	57	154
Current portion of long-term debt	3,024	10,059
Current portion of obligations under capital leases	2,113	2,195

Total current liabilities	12,990	39,533

Notes payable — TRM Inventory Funding Trust	27,455	74,105
Long-term debt	7,040	120,177
Obligations under capital leases	2,784	1,644
Deferred tax liability	7,049	8,168
Other long-term liabilities	79	241
Preferred dividends payable	4,502	220

Total liabilities	61,899	244,088

Minority interest — TRM Inventory Funding Trust	1,500	1,500

Shareholders’ equity:
Preferred stock	19,798	11,620
Common stock	19,026	81,075
Additional paid-in capital	63	63
Accumulated other comprehensive income	2,088	4,502
Retained earnings	7,901	14,452

Total shareholders’ equity	48,876	111,712

	$112,275	$357,300

Attachment 3

TRM Corporation
EBITDA Reconciliation
Q4 2004 vs. Q4 2003
(in millions - USD)

	2003					2004
	Q1	Q2	Q3	Q4	FY03	Q1	Q2	Q3	Q4	FY04

Net Income	0.8	1.1	1.5	2.0	5.5	2.5	2.7	2.1	0.5	7.9
Add:
Interest expense	0.3	0.2	0.2	0.2	1.0	0.2	0.3	0.1	1.1	1.7
Provision for income taxes	0.5	0.6	0.9	0.8	2.7	1.2	1.0	1.4	0.3	3.8
Depreciation and amortization	2.5	2.5	2.4	2.2	9.6	2.2	2.4	2.4	3.9	11.0

EBITDA	4.1	4.4	5.0	5.2	18.8	6.2	6.4	6.0	5.8	24.4